4

                                  EXHIBIT 99.1

                  EXPRESS SCRIPTS REPORTS 42.7 PERCENT INCREASE
                             IN NET INCOME FOR 1996


ST. LOUIS, Feb. 13, 1997 -- Express Scripts, Inc. (NASDAQ:ESRX), today reported net income of $26.1 million for 1996, an increase of 42.7 percent over 1995 net income of $18.3 million. Revenues increased to $773.6 million in 1996 up from $554.5 million in 1995, representing a 42.1 percent rate of growth. On a per share basis, net income increased 33.3 percent to $1.60 from $1.20 last year.

Fourth quarter 1996 revenue was $226.2 million, an increase of 48.1 percent over the $152.8 million generated in the fourth quarter of 1995. Net income for the three months ended December 31, 1996 was $7.2 million up 52.0 percent from 1995's fourth quarter net income of $4.7 million. Per share net income rose 38.7 percent to 43 cents for the fourth quarter of 1996 compared with 31 cents for the comparable period in 1995.

The continuing strong results for the year were principally attributable to membership growth, increases in utilization and expense controls. According to Barrett Toan, Express Scripts' president and chief executive officer, the Company had membership of approximately 9.9 million at the end of 1996, compared with 8.1 million a year earlier. As of January 1, 1997 -- reflecting new contracts taking effect that date -- the Company's pharmacy benefit management programs had 10.1 million members enrolled, a 16.1 percent increase from the beginning of 1996. Strong initial results from the Company's strategic relationship with Premier, a nationwide alliance of integrated health care providers, and Express Scripts' expansion into Canada contributed to this gain. Toan noted that the Company's sales pipeline entering 1997 remains strong.

"Express Scripts recorded its seventh straight year of increasing revenue and earnings, and the fourth consecutive year of growth and profitability since its public offering in 1992," said Toan. "We have pursued a successful strategy focused on building alliances with providers and payors, introducing new products and developing complementary business ventures. As a result, Express Scripts is positioned to take full advantage of the opportunities created by the rapid pace of change in healthcare today."

"During 1997, we will expand on our offering of advanced health management services by rolling out an informed decision counseling service," he added. "Express Scripts is finalizing an agreement pursuant to which we will serve as many as 1 million NYLCare members through this program by the end of the year and we expect to expand the offering to our other clients. Express Scripts expects to begin providing informed decision counseling in late March or early April."

To support the decision counseling service, Express Scripts will establish a telephone call center staffed by nurses and pharmacists at the Company's St. Louis headquarters to provide members with the information and professional advice they need to manage their health and pharmacy care. Heading the new business venture will be Linda Logsdon, former chief operating officer of United HealthCare's Midwest Companies (GenCare/PHP, a large St.
Louis-based HMO), who has been named a vice president of Express Scripts.

"Decision counseling has proven to be an effective tool in reducing the cost of healthcare and contributing to better patient treatment," said Logsdon. "Express Scripts can leverage its proprietary information and technological capabilities to provide members with an important health management resource. In the future, we also expect the call center to be a valuable resource as Express Scripts expands its disease management programs."

Toan outlined several items that reflect Express Scripts' continuing development of its business strategy, including:

     A new three-year agreement between Practice Patterns Science (PPS), the Company's medical information management subsidiary, and Avanti Corporate Health Systems, NYLCare's physician practice management group for certain of its HMO members to provide network profiling services for 120,000 clinic members.

     PPS begins 1997 with two agreements covering 300,000 HMO lives for profiling and patient care services, and eight agreements to provide pharmaceutical manufacturers with disease management support services.

     An amendment to its pharmacy management agreement with NYLCare, which calls for reduced rates consistent with current PBM pricing trends for NYLCare's indemnity business. The amendment will fix rates for two years (the contract was previously renegotiable on an annual basis) and provides for the adoption of the Express Scripts' ExpressPreferenceSM drug therapy management program as a condition to receiving certain of the price concessions.

Toan noted that each of Express Scripts' business components played a role in the Company's overall success in 1996. PPS was profitable during the fourth quarter of the year. IVTx, the Company's home infusion service, saw revenues grow by 46.2 percent and therapy days increase by 49.9 percent. Express Scripts Vision Corporation's orders increased by 23.9 percent in 1996, and new facilities near Express Scripts' St. Louis headquarters will allow the vision unit to expand further in 1997.

For the year ended December 31, 1996, cost of revenue was up 43.2 percent and SG&A expense increased 31.6 percent compared to the prior year. Net interest income grew 355.8 percent compared with 1995, due principally to interest income on the proceeds of the Company's successful April 1996 offering of 1,150,000 shares of Class A common stock.

Express Scripts' cost of revenues for the fourth quarter of 1996 increased at the same 48.1 percent rate as revenues. Selling, general and administrative (SG&A) expenses grew at a rate of 52.0 percent, reflecting increased investments in client services, marketing, information systems, and additional clinical programs to enhance pharmacy benefit management capabilities.

Express Script's stockholders' equity at year end was $164.1 million, an increase of $86.7 million, or 112.1 percent, from December 31, 1995. Cash and short-term investments rose to $79.6 million at the end of 1996 compared with $11.5 million the prior year as a result of the stock offering and better cash management. The Company's balance sheet reflected no debt.

As of December 31, 1996, Express Scripts had repurchased 182,500 shares of its Class A common stock under the terms of a repurchase program announced in October 1996. The program authorizes the Company to repurchase a total of up to 850,000 shares of the Class A common stock in open market or privately negotiated transactions. At the end of 1996, Express Scripts had approximately 8,974,000 Class A common shares and 7,510,000 Class B common shares outstanding. All Class B shares are owned by NYLife Healthcare Management, Inc., a subsidiary of New York Life Insurance Company.

Express Scripts, based in St. Louis, is a leader in healthcare management services, delivering advanced capabilities in four complementary healthcare businesses. The pharmacy benefit management business currently provides prescription drug services to approximately 10.1 million members nationally. Practice Patterns Science, Inc., a subsidiary, offers provider profiling and disease state management support services linking healthcare data from all points of care. Express Scripts Vision Corporation and PhyNet, Inc. provide eyecare management services, while IVTx applies managed care principles to infusion therapy management. Express Scripts' businesses serve managed care organizations, third party administrators, insurance companies, unions and self-insured employers. Additional information is available on the Company's Web site (http://www.express-scripts.com).

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS RELATED TO THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS OR INTENTIONS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE PROJECTED OR SUGGESTED. FACTORS WHICH MAY IMPACT ANY FORWARD-LOOKING STATEMENTS INCLUDE HEIGHTENED COMPETITION; THE POSSIBLE TERMINATION OF CONTRACTS WITH CERTAIN CLIENTS; CHANGES IN PRICING, DISCOUNT OR REBATE PRACTICES OF PHARMACEUTICAL MANUFACTURERS; ADVERSE RESULTS IN CERTAIN LITIGATION AND REGULATORY MATTERS;
AND THE ADOPTION OF ADVERSE LEGISLATION OR A CHANGE IN THE INTERPRETATION OF EXISTING LEGISLATION OR REGULATIONS; AND OTHER RISKS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IN CONNECTION WITH ANY FORWARD-LOOKING STATEMENTS RELATING TO FUTURE MEMBERSHIP LEVELS, ADDITIONAL FACTORS THAT COULD AFFECT ACTUAL RESULTS INCLUDE THE ABILITY OF THE COMPANY TO CONSUMMATE CONTRACT NEGOTIATIONS WITH PROSPECTIVE CLIENTS; COMPETITION IN THE BIDDING AND PROPOSAL PROCESS; AND RELATED MATTERS.

                              EXPRESS SCRIPTS, INC.
                             Statement of Operations
              (in thousands, except per share and percentage data)

                                      Three Months Ended                              Twelve Months Ended
                                          December 31                                      December 31
                                 ----------------------------------------------------------------------------------------------
                                     1996            1995         % change            1996           1995           % change
                                 ------------     -----------    -----------      ------------    -----------     -------------
Revenues
Net revenues                        $226,178        $152,758         48.06%           773,615       $544,460            42.09%
                                 ------------     -----------                     ------------    -----------
Cost and expenses:
   Cost of revenues                  200,784         135,568         48.11%           684,882        478,283            43.20%
   Selling, general &                 14,793           9,732         52.00%            49,103         37,300            31.64%
administrative                   ------------     -----------                     ------------    -----------
                                     215,577         145,300         48.37%           733,985        515,583            42.36%
                                 ------------     -----------                     ------------    -----------
Operating income                      10,601           7,458         42.14%            39,630         28,877            37.24%
                                 ------------     -----------                     ------------    -----------
 Other income (expense):
   Interest income                     1,253             248        405.24%             3,509            843           316.25%
   Interest expense                     (21)            (11)         90.91%              (59)           (86)           -31.40%
                                 ------------     -----------                     ------------    -----------
                                       1,232             237        419.83%             3,450            757           355.75%
                                 ------------     -----------                     ------------    -----------
Income before income taxes            11,833           7,695         53.78%            43,080         29,634            45.37%
Provision for income taxes             4,682           2,991         56.54%            16,932         11,307            49.75%
                                 ------------     -----------                     ============    ===========
Net income                            $7,151          $4,704         52.02%           $26,148        $18,327            42.67%
                                 ============     ===========                     ============    ===========

Primary earnings per share             $0.43           $0.31         38.71%             $1.60          $1.20            33.33%
                                 ============     ===========                     ============    ===========

Weighted average number of
common
   shares outstanding during          16,611          15,411                           16,350         15,293
the period                       ============     ===========                     ============    ===========


                              EXPRESS SCRIPTS, INC.
                                  Balance Sheet
                                ($ in thousands)

                                                          December 31            December 31
                                                              1996                   1995
                                                       ------------------      -----------------
Assets
Current assets:

   Cash and cash equivalents                                 $    25,211            $    11,506
   Short term investments                                         54,388                   ----
   Receivables, net                                              163,805                116,972
   Inventories                                                    17,491                 13,853
   Deferred taxes and prepaid expenses                             2,254                  2,084
                                                       ------------------      -----------------
      Total current assets                                       263,149                144,415

Property and equipment (net)                                      21,447                 16,912

Other assets                                                      15,829                  2,761
                                                       ------------------      -----------------

Total assets                                                  $  300,425             $  164,088
                                                       ==================      =================

Liabilities and Stockholders' Equity

Current liabilities:
   Claims payable                                            $    98,865            $    60,915
   Accounts payable                                               16,347                 12,963
   Accrued expenses                                               19,678                 11,884
                                                       ------------------      -----------------
   Total current liabilities                                     134,890                 85,762

                                                       ------------------      -----------------
   Deferred income taxes                                           1,445                    947
                                                       ------------------      -----------------

Stockholders' equity                                             164,090                 77,379

                                                       ==================      =================
Total liabilities and stockholders' equity                    $  300,425             $  164,088
                                                       ==================      =================